Exhibit (e)(2)
INSTALMENT GUARANTEE
To:
COSCO SHIPPING (Qidong) Offshore Co., Ltd, No.1 Zhongyuan Road, Yinyang, Qidong, Jiangsu, China

1.
In this Guarantee, the following terms have the following meanings:

‘Award Interest’ means any interest which may be awarded against the Buyer in connection with the final determination of any dispute notified to us in accordance with paragraph 5 below.
‘Contract’ means the contract dated 22 June 2021 made between the Buyer and you for the construction of the Vessel, as the same is amended at any time.
‘Contractual Interest’ means the sum payable on an Instalment at the Interest Rate in accordance with the terms of the Contract.
‘Demand’ means a written demand for payment under this Guarantee.
‘Instalment’ means the amount of each of the instalment payments in respect of the contract price under the Contract stated on Box 11 (to the extent that it has not been paid) which is made on, before or after the date of this Guarantee to you by the Buyer.
‘Interest Rate’ means the rate of interest prescribed by the Contract as applicable to any part of an Instalment which the Buyer is obliged to pay under the terms of the Contract calculated from such date as is prescribed by the Contract to the date of your receipt of the payment.
‘Maximum Liability’ means our maximum liability under this Guarantee, including Contractual Interest which shall be EUR 109,880,000 (in writing: one hundred and nine million eight hundred and eighty thousand euros) + USD 192,940,000 (in writing: one hundred and ninety-two million nine hundred and forty thousand United States dollars) plus any Award Interest.
‘Buyer’ means Cadeler A/S, Arne Jacobsen Alle 7, DK-2300 Copenhagen, Denmark.
‘Vessel’ means the wind turbine installation vessel with hull no. N1064.
2.
In consideration of you entering into the Contract, agreeing to construct the Vessel in accordance with the terms of the Contract, and agreeing to accept this Guarantee pursuant to the Contract, at the request of the Buyer we irrevocably and unconditionally guarantee (but as primary obligor and not by way of secondary liability only) that in the event that the Buyer fails punctually to pay to you any Instalment we shall, upon receipt by us from you of a Demand for the same (together with a copy of a demand made by you against the Buyer for payment), pay to you or to your order upon the expiry of thirty (30) days from receipt of such Demand the sum demanded by you by way of the payment of any Instalment together with Contractual Interest and Award Interest (if any) provided that our total liability shall not exceed the Maximum Liability.

This Guarantee shall become effective when the Refund Guarantee (as defined in the Contract) for the 1st Instalment has been issued by the Builder’s bank in accordance with Clause 14(b) (Builder’s Refund Guarantee) of the Contract.
3.
This Guarantee shall not be affected by any indulgence or delay allowed to the Buyer nor by any amendment to, or variation of, the Contract whether as to time or otherwise that may be agreed between you and the Buyer nor by any circumstances that would otherwise discharge our liability as guarantor.

4.
Subject to paragraph 5 below, this Guarantee shall remain in force until the first to occur of (a) due delivery of the Vessel to, and acceptance of the Vessel by, the Buyer, (b) the payment to you by the Buyer or by us of all sums secured by this Guarantee, and (c) the Buyer’s valid and lawful cancellation and/or rescission of the Contract pursuant to the terms of the Contract. However, notwithstanding the foregoing, if any dispute arises out of the termination of the contract and such dispute will be resolved in accordance with the Contract, the period of validity of this Guarantee shall be extended until thirty (30) days after the dispute has been finally determined in accordance with paragraph 5 below.

5.
Notwithstanding the other terms of this Guarantee, if any dispute arises out of the termination of the contract and such dispute will be resolved in accordance with the Contract (including, as may be, by the Classification Society/Regulatory Authorities, an Expert or in arbitration or in Court), then we shall not be obliged to make any payment to you under this Guarantee until thirty (30) days after the dispute has been finally determined or in the event of an appeal from an arbitration award, until thirty (30) days after delivery of the final unappealable judgment; or in the event that the court remits the matter to the arbitrator, until thirty (30) days after the publication of the revised final award or in the event of an appeal from the award, until thirty (30) days after delivery of the final unappealable judgment.

6.
All payments to be made under this Guarantee shall be made without any set off or counterclaim and without deduction or withholding for or on account of any taxes, duties or charges whatsoever unless we are compelled by law to deduct or withhold the same in which case we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the amount received by you after such deductions or withholdings shall be equal to the amount which would have been received had no such deduction or withholding been made.

7.
All payments to be made under this Guarantee shall be made in Euros and United States Dollars.

8.
Notwithstanding any provision in the Contract, this Guarantee shall be freely assignable by you and by any assignee. Upon assignment, all references in this Guarantee to “you” shall be read as references to the assignee or subsequent assignees.

9.
This Guarantee is governed by the laws of England and Wales and any disputes hereunder shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to this Guarantee. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

10.
Any notice, claim or Demand to be given or made by you under this Guarantee shall be in writing signed by one of your officers and may be served on us either by registered mail or express courier service, or, and if sent by registered mail or express courier service to Mapletree Business City, #18-01, 10 Pasir Panjang Road, Singapore 117438 (attention: General Counsel and Head of Corporate Secretarial) (or such other address as we may notify to you in writing) or and shall be effective only upon actual receipt.

11.
To the extent that we may be or may hereafter become entitled, in any jurisdiction, to claim for ourselves or our property, assets or revenue immunity (whether by reason of sovereignty or otherwise) in respect of our obligations under this Guarantee from service of process, suit, jurisdiction, judgment, order, award, attachment (before or after judgment or award), set off, execution of a judgment or other legal process and to the extent that in any such jurisdiction there may be attributed to us or any of our property, assets or revenue such an immunity (whether or not claimed) we hereby irrevocably agree not to claim and hereby irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

12.
We hereby warrant that we are permitted by any relevant law to which we are subject (including, where relevant, the laws of the place or places of each of our incorporation, establishment, regulation, registration and residence) to:

12.1   issue a guarantee in this form,
12.2   make payment under this Guarantee in a currency other than that of the place of (where relevant) each of our incorporation, establishment, regulation, registration and residence in case of a Demand for payment under this Guarantee, and
12.3   designate the place stated in paragraph 9 above as the forum and the place of jurisdiction to which we irrevocably submit.
13.
We hereby warrant that this Guarantee has been, or will be, duly registered with the relevant State authority in any legal jurisdiction in which such registration is required for any reason.

14.
We hereby warrant that we have obtained all necessary approvals and authorisations to issue this Guarantee.

Dated the 8th day of July 2021
/s/ Nicholas Fell
                                                    (signature)
Authorized signatory for and on behalf of BW Group Limited